Exhibit to Item 77K: Changes in Registrant's Certifying Accountant

The Board has selected Cohen Fund Audit Service, Ltd. ("Cohen") to serve as Viking Mutual Funds (the "Registrant") independent registered public accounting firm for the Registrant's fiscal year ended December 31, 2010. The decision to select Cohen was approved by the Audit Committee on December 11, 2009. During the Registrant's fiscal years ended December 31, 2009 and December 31, 2008, neither the Registrant, nor anyone on their behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The decision by Brady, Martz & Associates, P.C. ("Brady Martz"), the Registrant's previous independent registered public accounting firm, to resign was brought about by an exit from the mutual fund audit business. Brady Martz's report on the Registrant's financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended December 31, 2009 and December 31, 2008, (i) there were no disagreements with Brady Martz on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Brady Martz would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no reportable events of the kind described in Item 302 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that Brady Martz furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated March 1, 2010, is filed as an Exhibit to this Form N-SAR.